Exhibit (a)(2)

CERTIFICATE OF AMENDMENT

to

CERTIFICATE OF TRUST

of

CARLYLE ALPINVEST PRIVATE EQUITY OPPORTUNITIES FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, this Certificate of Amendment to Certificate of Trust of Carlyle AlpInvest Private Equity Opportunities Fund (the “Trust”) is being duly executed and filed in order to change the registered office and the registered agent of the Trust.

1. Paragraph 2 of the Certificate of Trust is hereby amended by deleting the language thereof in its entirety and replacing it with the following language:

Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

2. This Certificate of Amendment to Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to Certificate of Trust on the 12th day of May, 2022.

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Trustee